Exhibit 99.1

CONTACTS:	Vernon L. Patterson	William C. Murschel
	Analyst	Media
	216.689.0520	216.828.7416
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS: www.key.com/ir		NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP ANNOUNCES FOURTH QUARTER CHARGES; INCREASES
QUARTERLY DIVIDEND FOR 43rd CONSECUTIVE YEAR
CLEVELAND, December 20, 2007 – KeyCorp (NYSE: KEY) today announced that it expects to record a number of charges for the fourth quarter related to additional reserves for loan losses, separation expense, losses associated with volatility in the fixed income markets and the strategic decision to exit certain business activities.
In addition, KeyCorp’s Board of Directors today increased the 2008 first-quarter regular quarterly cash dividend by 2.7% to $0.375 per common share, marking the 43rd consecutive annual increase by the company. The first quarter dividend is payable on March 14, 2008, to shareholders of record on March 4, 2008.
“The Board’s action in approving an increase in the dividend is a strong signal of the underlying strength of our company,” said KeyCorp Chairman and CEO Henry L. Meyer III. “With these actions, Key is moving aggressively to quantify and address anticipated commercial real estate credit issues and manage its expense structure as we plan for 2008 and beyond. These steps also further focus our core relationship banking strategy by exiting two non-scale or out-of-footprint operations.”
Meyer continued: “Key has been well positioned to weather this unprecedented volatility in the credit markets as we exited the subprime home mortgage business more than a year ago. Further, we have no meaningful CLO, CDO, ABCP or SIV exposure and we moved two years ago to sharply curtail our Florida condominium exposure. However, like most banks, Key’s homebuilder loan portfolio has been adversely impacted by the downturn in the U.S. housing market, and our participation in the capital markets through various lines of business has adversely impacted market values, and therefore, financial results.”
“Out-of-Footprint” Homebuilder Loan Portfolio Originations Curtailed
Following an extensive review of its $3.7 billion residential property commercial real estate portfolio and, specifically, the homebuilder loan portfolio, Key has moved to cease conducting business with non-relationship homebuilders outside of its 13-state Community Banking footprint. Based on this determination and its prior decision to curtail condominium development lending activities, Key has transferred approximately $1.1 billion of homebuilder-related loans and $800 million of condominium exposure to its special asset management group. Additionally, management estimates that Key’s provision for loan losses (including the provision for unfunded commitments) will exceed the level of its net charge-offs in the fourth quarter by $250 million to $270 million.
As a result of deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and California, management expects to report total net loan charge-offs of $110 million to $120 million for the fourth quarter. Nonperforming assets at December 31, 2007, are expected to increase by approximately $195 million, or 34%, from the amount reported at September 30, 2007.

Fourth Quarter 2007 Fixed Income Market Losses
During the current quarter, the fixed income markets have continued to experience extraordinary volatility, widening credit spreads and significantly reduced liquidity. The widening of credit spreads has adversely impacted the market values of Key’s commercial mortgage loans held for sale, trading account assets and certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business. As a result of these conditions, as of December 19, 2007, management expects Key to incur additional losses (including both realized and unrealized losses) of $55 million to $65 million in the fourth quarter.
Exiting Out-of-Footprint Home Improvement Lending and Payroll Services
Key management has made the strategic decision to exit dealer-originated home improvement lending activities which are prime loans, but are largely out-of-footprint and conducted through Key’s National Banking group. While honoring existing dealer commitments through the first quarter of 2008, Key will cease taking new applications for loans. The portfolio, with an outstanding balance of approximately $1.4 billion and average credit scores of approximately 730, will continue to be collected in Key’s centralized collection area in the ordinary course of business over time. Key will continue to offer home equity loans to customers within its Community Banking footprint. Key has also decided to cease offering its Payroll Online services which were not of sufficient size to provide the company with economies of scale to compete profitably. Approximately 170 positions will be eliminated during 2008 as a result of exiting these business activities. Key expects that the charges incurred to exit these businesses will not be material. Management will be working with Key’s existing payroll customers to ensure an orderly transition to new service providers.
Companywide Expense Review
“As a result of the continuing disruption in the financial markets and the outlook for a slowing economy next year, Key has undertaken a proactive expense review process aimed at sustaining its competitiveness,” Meyer said. “In addition to exiting certain business activities, we have focused on non-customer facing positions that can be automated or represent opportunities to combine similar functions. We intend to continue our disciplined approach to expense management, while maintaining our focus on growing revenue by deepening customer relationships.”
As a result of this review, Key has identified approximately 570 existing positions and an additional 300 open positions that will be eliminated across its multi-state office network, in addition to those discussed above. In connection with the 570 position eliminations, Key expects to record separation expense of approximately $26 million in the fourth quarter of 2007.
Meyer concluded: “The actions we’ve announced today, while disappointing, are necessary to address the consequences of the unprecedented turmoil in the financial markets. With these credit actions, we enter 2008 with solid loan loss reserves and we have conviction that we understand and have identified our loan portfolio exposure.”
Fourth Quarter 2007 Estimate
Considering the factors discussed above and the $32 million Visa charge previously reported on November 16, Key expects to record a per share loss of up to $0.05 for the fourth quarter of 2007.
Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $97 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 954 branches and additional offices; a network of 1,439 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,® that provides account access and financial products 24 hours a day.

Forward-Looking Statement. This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (4) increased competitive pressure among financial services companies; (5) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (6) consummation of significant business combinations or divestitures; (7) operational or risk management failures due to technological or other factors; (8) heightened regulatory practices, requirements or expectations; (9) new legal obligations or liabilities or unfavorable resolution of litigation; (10) adverse capital markets conditions; (11) continued disruption in the fixed income markets; (12) disruption in the economy and general business climate as a result of terrorist activities or military actions; and (13) changes in accounting or tax practices or requirements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.